Exhibit 10.1

Execution Version

REVOLVING CREDIT AGREEMENT

Dated as of April 15, 2016

Among

NUANCE COMMUNICATIONS, INC.

as Borrower,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,

as Administrative Agent,

BARCLAYS BANK PLC,

MORGAN STANLEY SENIOR FUNDING, INC. and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Joint Lead Arrangers,

BARCLAYS BANK PLC,

MORGAN STANLEY SENIOR FUNDING, INC. and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Joint Bookrunners

and

ROYAL BANK OF CANADA,

SUNTRUST BANK,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and

CITIBANK, N.A.,

as Managing Agents

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Swingline Borrowing Request
Exhibit B-3	Form of L/C Request
Exhibit C	Form of Guarantee and Collateral Agreement
Exhibit D	Form of Revolving Loan Note
Exhibit E	Form of U.S. Tax Compliance Certificate

Schedule 2.01	Commitments
Schedule 2.05(a)	Existing Letters of Credit
Schedule 5.13	Post-Closing

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REVOLVING CREDIT AGREEMENT dated as of April 15, 2016 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among NUANCE COMMUNICATIONS, INC., a Delaware corporation (“Borrower”), the LENDERS party hereto from time to time and BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders extend credit to the Borrower in the form of $242,500,000 in aggregate Revolving Facility Commitments to fund working capital purposes and general corporate purposes, including permitted acquisitions and capital expenditures. The Lenders have indicated their willingness to extend credit on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2020 Senior Notes” shall mean those 5.375% Senior Notes due 2020 issued by the Borrower pursuant to the 2020 Senior Notes Indenture.

“2020 Senior Notes Indenture” shall mean that certain Indenture, dated as of August 14, 2012, by and among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee.

“2031 Debentures” shall mean those 2.75% Senior Convertible Debentures due 2031 issued by the Borrower pursuant to that certain Indenture, dated as of October 24, 2011, by and between the Borrower and U.S. Bank National Association, as trustee.

“2035 Debentures” shall mean those (i) 1.5% Senior Convertible Debentures due 2035 issued by the Borrower pursuant to that certain Indenture, dated as of June 16, 2015, by and between the Borrower and U.S. Bank National Association, as trustee, and (ii) 1.0% Senior Convertible Debentures due 2035, issued by the Borrower pursuant to that certain Indenture, dated as of December 7, 2015, by and between the Borrower and U.S. Bank National Association, as trustee.

“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptable Commitment” shall have the meaning assigned to such term in Section 6.10.

“Act” shall have the meaning assigned to such term in Section 9.19.

“Additional Issuing Bank L/C Commitment” shall have the meaning assigned to such term in the definition of “Issuing Bank Sublimit”.

“Additional Lender” shall have the meaning assigned to such term in Section 2.21.

“Adjusted Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of this Agreement.

“Affiliate Transaction” shall have such meaning assigned to such term in Section 6.07(a).

“Agency Fee Letter” shall mean the Administrative Agent Fee Letter dated April 15, 2016, among the Borrower and the Administrative Agent.

“Agent” shall mean the Administrative Agent.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% the Adjusted Eurocurrency Rate for a one-month term in effect on such day plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, Adjusted Eurocurrency Rate or the Federal Funds Effective Rate shall be effective on the Closing Date of such change in the Prime Rate, Adjusted Eurocurrency Rate or the Federal Funds Effective Rate, respectively.

“Alternate Currency” shall mean each of euros, pounds, yen and Canadian dollars.

“Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Alternate Currency L/C Disbursement” shall mean a payment or distribution made by an Issuing Bank pursuant to an Alternate Currency Letter of Credit.

“Alternate Currency L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Alternate Currency Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Alternate Currency L/C Disbursements that have not yet been reimbursed at such time.

“Alternate Currency L/C Sublimit” shall mean the maximum principal amount of Alternate Currency Letters of Credit that may be outstanding at any one time in Alternate Currencies, not to exceed the Dollar Equivalent of $40.0 million.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.

“Anti-Terrorism Law” shall have the meaning assigned to such term in Section 3.22(a).

“Applicable Margin” shall mean the Applicable Margin for the Loans determined pursuant to the Pricing Grid.

“Approved Currency” shall mean Dollars and each Alternate Currency.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Subsidiaries outside the ordinary course of business (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Subsidiary (other than Preferred Stock of Subsidiaries issued in a transaction not prohibited by this Agreement), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of (i) cash or Permitted Investments or Investment Grade Securities, (ii) damaged, surplus, obsolete or worn out assets in the ordinary course of business, or (iii) inventory, goods or other assets held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described under Section 6.05;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under Section 6.06 or any Investment that is permitted to be made, and is made under Section 6.04;

(d) any disposition of assets of the Borrower or any Subsidiary or issuance or sale of Equity Interests of any Subsidiary, in each case in any transaction or series of related transactions with an aggregate fair market value of less than $35.0 million;

(e) any disposition of property or assets or issuance of securities by a Subsidiary of Borrower to the Borrower or by the Borrower or a Subsidiary of the Borrower to another Subsidiary of the Borrower or a Person that becomes a Subsidiary of the Borrower;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use as permitted by Section 6.08;

(g) the license, cross-license, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) the issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, seizures or any similar action on assets and any loss, destruction or damage of any asset;

(j) sales or transfers of Receivables Program Assets, or participations or rights therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;

(l) the creation of any Lien permitted by this Agreement;

(m) the issuance of Equity Interests of Subsidiaries that are directors’ qualifying shares or local ownership shares;

(n) the sale of property to the lessor thereof in connection with a capital lease;

(o) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(p) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and

(q) sales, transfers, abandonment, dedication to the public or other dispositions of Intellectual Property that is determined by the Borrower, in its reasonable business judgment, to be no longer useful or necessary for the operation of the business of the Borrower and its Subsidiaries.

“Asset Sale Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness and Permitted Junior Debt required (other than required by clause (a) of the second paragraph of Section 6.10) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Assignee” shall have them meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c)(ii).

“Available Basket Amount” shall mean, on any date of determination, an amount equal to:

(a) $150.0 million, plus

(b) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Borrower accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2016 and ending on the last day of the fiscal quarter immediately preceding such date, plus

(c) the aggregate amount of proceeds received after the Closing Date from any sale or other disposition of assets or property of the Borrower or any of its Restricted Subsidiaries or Equity Interests of any Restricted Subsidiaries (other than to the Borrower or any Restricted Subsidiary), in each case, that would have constituted an Asset Sale Proceeds but for the operation of clause (d) of the definition of Asset Sale, plus

(d) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower since immediately after the Closing Date from the issue or sale of:

(A) Equity Interests of the Borrower; or

(B) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower;

provided, however, that this clause (d) shall not include the proceeds from (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, as the case may be, or (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock; plus

(e) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds to the extent such net cash proceeds are contributed by a Restricted Subsidiary); minus

(f) any amounts thereof used to make Investments pursuant to Section 6.04(b)(z) after the Closing Date, minus

(g) any amounts thereof used to make Investments pursuant to Section 6.04(j)(iii) after the Closing Date, minus

(h) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(ii) after the Closing Date, minus

(i) the cumulative amount Junior Debt Payments pursuant to Section 6.09(b)(vi) after the Closing Date.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under the Revolving Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1,000,000.

“Borrowing Multiple” shall mean $100,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Canadian dollars” or “Can$” shall mean the lawful money of Canada.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank and/or Swingline Lender (as applicable) and the Revolving Facility Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of Revolving Facility Lenders to fund participations in respect of either L/C Obligations or Swingline Loans (as the context may require), cash or deposit account balances in an aggregate amount equal to 103% of such L/C Obligations or Swingline Loans (other than with respect to Section 2.05(c)(i)(2), in which case such cash or deposit account balance shall be in an aggregate amount equal to 105% of the applicable Outstanding Letter of Credit Amount) or, if an Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank(s) and/or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense, (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement and non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations.

“Cash Management Bank” shall mean any Lender, any Agent, any Joint Lead Arranger or any Affiliate of the foregoing at the time it provides any cash management services, commercial card services or any automated clearing house transfer of funds or any Person that shall have become a Lender, Agent, Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at any time after it has provided any cash management services, commercial card services or automated clearing house transfer of funds; provided that no such Person (except an Agent) shall be considered a Cash Management Bank until such time as it shall have (i) delivered written notice to the Administrative Agent that such Person constitutes a Cash Management Bank entitled to the benefits of the Security Documents and (ii) with respect to any Cash Management Bank that is not a Lender or an Agent, delivered to the Administrative Agent a letter agreement in a form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Subsidiary to any Lender, any Agent, any Joint Lead Arranger or any Affiliate of any Lender, any Agent or any Joint Lead Arranger in respect of any overdraft, extensions of credit and related liabilities arising from treasury and cash management services, commercial card services or any automated clearing house transfer of funds, and obligations under any agreements relating to such services.

“CFC Holdco” shall mean a Subsidiary that has no material assets other than the Equity Interests (or Equity Interests and Indebtedness) of one or more Controlled Foreign Subsidiaries and/or of Subsidiaries described in this definition.

A “Change in Control” shall mean:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date) of Equity Interests representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower, or

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person, unless the holders of the Equity Interests of the Borrower representing at least a majority of the aggregate voting power immediately prior to such transaction, hold securities of the transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Equity Interests of the transferee Person.

“Change in Law” shall mean (a) the adoption or taking effect of any law, rule, treaty or regulation after the Closing Date, (b) any change in law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) the making or issuance, after the Closing Date, of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (i) with respect to any Loan, whether such Loan is a Revolving Facility Loan, or an Incremental Term Loan or an Extended Maturity Loan designated as part of a particular Class pursuant to 2.22(a) and (ii) with respect to any Commitment, whether such Commitment is a Revolving Facility Commitment or an Extended Maturity Commitment.

“Closing Date” shall mean April 15, 2016.

“Closing Date Refinancing” means (i) the repayment or other satisfaction in full and the termination of any commitment to make extensions of credit under the Existing Credit Agreement and (ii) receipt by the Administrative Agent of a payoff letter and reasonably satisfactory evidence of the discharge (or the making of arrangements for discharge) of all Liens with respect thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and any other property subject or purported to be subject from time to time to a Lien under any Security Document and shall also include the Mortgaged Properties.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit C, among the Borrower, each Subsidiary Loan Party and the Administrative Agent; provided that at all times during a Collateral Reinstatement Period, “Collateral Agreement” shall be deemed to refer to any new security agreement required to be delivered on the Collateral Reinstatement Date with respect to such Collateral Reinstatement Period pursuant to Section 5.12(b).

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;

(b) on the Closing Date or as otherwise provided in the Collateral Agreement, the Administrative Agent shall have received all certificates or other instruments (if any) representing all Pledged Stock (as defined in the Collateral Agreement and excluding any Excluded Property) owned on the Closing Date directly by or on behalf of Borrower or any Subsidiary Loan Party, other than Pledged Stock (as defined in the Collateral Agreement and excluding any Excluded Property) of Insignificant Domestic Subsidiaries, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) on the Closing Date and at all times thereafter, all Indebtedness of Borrower and each Subsidiary that is not a Controlled Foreign Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged together with all other pledged debt securities (other than Excluded Property) pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank; provided, however, that this clause (c) shall not apply to the extent that the promissory note or instrument evidencing Indebtedness has an aggregate principal amount of less than $40.0 million;

(d) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party within the period of time specified in Section 5.10(d);

(e) [reserved];

(f) after the Closing Date, all the outstanding Equity Interests (other than Excluded Property) (A) of any Person that becomes a Subsidiary Loan Party after the Closing Date and (B) that are owned by a Person that becomes a Subsidiary Loan Party after the Closing Date or that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all certificates or other instruments

(if any) representing such Equity Interests, unless such Equity Interests are Equity Interests of an Insignificant Domestic Subsidiary, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, within the period of time specified in Section 5.10(d);

(g) except as contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been executed, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document or a supplement thereto within the period of time specified therein;

(h) in connection with each Mortgage required pursuant to Section 5.10(c), the Administrative Agent shall receive (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (ii) a survey of any Mortgaged Property (and all improvements thereon), or foreign equivalent thereof, as applicable, which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company insuring the Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent or an affidavit of no change to an existing survey; provided that such title insurance company issues the title insurance policy with full survey coverage, including all survey-related endorsements; and

(i) except as contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.

“Collateral Reinstatement Date” has the meaning specified in Section 5.12(b).

“Collateral Reinstatement Period” means each period commencing on the Collateral Reinstatement Date with respect to such period and ending on any Collateral Suspension Date occurring after such Collateral Reinstatement Date.

“Collateral Suspension Date” means the date on which: (i) at least two of the Borrower’s Corporate Ratings are Investment Grade Ratings, (ii) no Default or Event of Default has occurred and is continuing under this Agreement, (iii) no Indebtedness secured by Liens permitted by Section 6.02(z)

is outstanding (unless contemporaneously released) and (iv) a Responsible Officer of the Borrower delivers an officer’s certificate to the Administrative Agent that (1) certifies to the satisfaction or concurrent satisfaction of the foregoing and (2) requests the Administrative Agent to release the Collateral in accordance with the second sentence under Section 5.12(a).

“Collateral Suspension Period” means each period commencing on the Collateral Suspension Date with respect to such period and ending on the Collateral Reinstatement Date with respect to such Collateral Suspension Date.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Fee Rate” shall mean a rate determined pursuant to the Pricing Grid.

“Commitments” shall mean (a) with respect to any Lender, its Revolving Facility Commitment and any Extended Maturity Commitments and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17(a)(i).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness within the meaning of clause (a), (b), (d), (e) (to the extent, in the case of clause (e), any payments are actually made in respect of such Guarantees) or (f) of the definition of “Indebtedness” (other than letters of credit to the extent undrawn).

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers acceptances or similar instruments, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Agreements or other derivative instruments pursuant to GAAP), (iv) the interest component of Capital Lease Obligations, and (v) net payments, if any, pursuant to interest rate obligations under Swap Agreements with respect to Indebtedness, and excluding (1) any amortization of non-cash interest resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance) to any convertible debt of the Borrower, (2) accretion or accrual of discounted liabilities not constituting Indebtedness, (3) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (4) any “additional interest” with respect to securities arising from the failure to comply with registration rights obligations, (5) any expensing of bridge, commitment and other financing fees and (6) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date (excluding any Indebtedness incurred and outstanding pursuant to Section 6.01(t)) to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any after-tax effect of (a) extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto), (b) any facility shutdown expenses, severance (including payroll, retention bonus and benefit expense relating to employees who have been notified they are being severed, following such notification), relocation costs, restructuring-related consulting and travel costs, and curtailments or modifications to pension and post-retirement employee benefit plans and (c) any other amounts (in an amount not to exceed $15.0 million in any Test Period) recorded in the “Restructuring and other charges, net” line item (or other similar line item) of such Person’s consolidated statement of operations for such period prepared in accordance with GAAP, shall be excluded,

(ii) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(iii) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period,

(vi) solely for the purpose of determining the amount under clause (b) of the definition of Available Basket Amount, the Net Income for such period of any Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Subsidiary thereof in respect of such period, to the extent not already included therein,

(vii) effects of adjustments in property and equipment, inventory, software and other intangible assets, revenue and cost of revenue line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of business combination or asset acquisition accounting, shall be excluded,

(viii) any after-tax effect of income (loss) from the early extinguishment of Indebtedness shall be excluded,

(ix) any impairment charge, asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(x) any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) non-cash portion of Consolidated Interest Expense related to convertible debt resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No, APB 14-1 or related interpretations or guidance) and (iv) non-cash portion of consolidated income taxes, shall in each case be excluded (but any cash payment thereon shall be included to reduce Consolidated Net Income when accrued),

(xi) any fees, costs, expenses and contingent payments incurred during such period, or any amortization or fair value adjustments thereof for such period (including non-cash accretion of deferred or contingent purchase price of an acquisition), in connection with any acquisition, Investment, asset sale, intellectual property collaboration agreement in the nature of an asset purchase, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded, and

(xii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.

In calculating the after-tax effect of any item set forth above that is being excluded from Consolidated Net Income, such after-tax effects shall be calculated only taking into account any cash tax effect.

“Consolidated Net Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date less the aggregate amount of unrestricted cash and Permitted Investments as set forth on the consolidated balance sheet of the Borrower as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Consolidated Senior Secured Debt” at any date shall mean any Consolidated Debt secured by a Lien.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Foreign Subsidiary” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code.

“Convertible Securities” shall mean debt securities, the terms of which provide for conversion into Equity Interests, cash or a combination thereof.

“Corporate Ratings” means (i) the Borrower’s corporate credit rating from S&P, (ii) the Borrower’s corporate family rating from Moody’s and (iii) the Borrower’s corporate credit rating from Fitch.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Customary Bridge Financings” shall mean any interim financing with an initial maturity of one year or less that automatically extends to a final maturity at least six months after the Maturity Date (without regard to obligations related to asset sale, casualty, condemnation or extraordinary receipts events, change of control, fundamental change, make-whole fundamental change or similar event risk provisions providing for mandatory repurchase or offers to repurchase customary for debt securities or Net Share Settlement provisions) if not refinanced on or prior to its initial maturity with the proceeds of the sale of Equity Interests or of Indebtedness otherwise permitted hereunder.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a Lender Insolvency Event or (ii) become the subject of a Bail-in Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale or that is not received by the Borrower or a Subsidiary at the closing of an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, as amended or supplemented from time to time by the Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are puttable or exchangeable, or upon the happening of any event, matures or are mandatorily redeemable, in each case, for cash (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the Revolving Facility Maturity Date; provided, however, that if such Equity

Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” shall mean, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(i) increased (without duplication) by:

(A) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(B) Fixed Charges of such Person for such period (including (x) net losses or Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(1) through (a)(6) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(C) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(D) any expenses or charges (other than depreciation or amortization expense) related to any offering of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of any notes and the Loans and Commitments and (ii) any amendment or other modification of any notes or the Loans and Commitments, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(E) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities; plus

(F) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(G) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(H) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility; plus

(I) any costs or expense incurred by the Borrower and its Subsidiaries pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock); plus

(J) any costs or expenses incurred by the Borrower and its Subsidiaries in connection with complying with Accounting Standard Codification ASC 606 – Revenue From Contracts With Customers; and

(ii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(iii) increased or decreased by (without duplication):

(A) any net gain or loss resulting in such period from obligations under Swap Agreements and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable, and

(B) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall have the meaning assigned to such term in Section 2.21.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating to preservation or protection of the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to exposure to Hazardous Materials).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided that Equity Interests shall exclude Convertible Securities (irrespective of whether settled in Equity Interests or cash) and Permitted Call Spread Agreements.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” or “€” shall mean the single currency of the Participating Member States.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Rate” means for any Interest Period as to any Eurocurrency Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Proceeds” shall have the meaning assigned to such term in Section 6.10.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Excluded Property” as defined in the Collateral Agreement.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Swap Agreement” shall mean (i) any Swap Agreement related to incentive stock, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) any Swap Agreement for the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of the Borrower pursuant to delayed delivery contracts, (iv) any Permitted Call Spread Agreement, (v) any Swap Agreement to repurchase or redeem Equity Interests permitted pursuant to Section 6.06(d) and (vi) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower, which in the case of each of the foregoing (except to the extent that a Permitted Call Spread Agreement may so qualify) has not be been entered into for speculative purposes.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Swingline Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net income, however denominated, (or franchise taxes or alternative minimum Taxes imposed in lieu of net income Taxes) by a jurisdiction as a result of the Administrative Agent, such Lender, such Swingline Lender, such Issuing Bank or such other recipient being organized or having its principal office, or in the case of any Lender, having its applicable Lending Office, in such jurisdiction, or as a result of any other connection between the Administrative Agent, such Lender, such Swingline Lender, such Issuing Bank or such other recipient and such jurisdiction (other than any such connection arising from such Administrative Agent, Lender, Swingline Lender, Issuing Bank or other recipient having executed, delivered, become a party to or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, or otherwise with respect to, any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than a Lender who became a Lender pursuant to a request by Borrower pursuant to Section 2.19(b)), any U.S. federal withholding Tax that is imposed on amounts payable under any Loan Document to such Lender pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c), (d) Taxes attributable to such Lender’s failure to comply with Section 2.17(e) or (f) with respect to such Loan, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning assigned to such term in Section 3.18(a).

“Existing Class” shall have the meaning assigned in Section 2.22(a) herein.

“Existing Credit Agreement” shall mean that certain Credit Agreement among the Borrower, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and the other parties thereto from time to time, dated as of March 31, 2006, as amended and restated as of April 5, 2007, as further amended and restated as of July 7, 2011, as further amended and restated as of August 7, 2013, and as otherwise amended, supplemented, amended and restated or otherwise modified prior to the Closing Date.

“Existing Facility” shall have the meaning assigned to such term in Section 2.22(a).

“Existing Letters of Credit” shall mean each letter of credit previously issued for the account of the Borrower or any of its subsidiaries by Morgan Stanley Bank, N.A. and Citibank, N.A., each in its capacity as an “Issuing Bank” under the Existing Credit Agreement, to the extent such letter of credit (a) was outstanding on the Closing Date and (b) is listed on Schedule 2.05(a).

“Extended Maturity Commitments” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Maturity Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.22(c).

“Extension Election” shall have the meaning assigned to such term in Section 2.22(b).

“Extension Maximum Amount” shall have the meaning assigned to such term in Section 2.22(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.22(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related legislation or official interpretations thereof) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate determined pursuant to this paragraph is below zero, such rate shall be deemed to be zero.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“First Lien Pari Passu Note” shall have the meaning assigned to such term in Section 6.01(s).

“Fitch” means Fitch Investors Services, Inc.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, on a Pro Forma Basis as if the same had occurred at the beginning of the applicable four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any Disqualified Stock during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States, which provides, or results in, retirement income, a deferral of income in contemplation of retirement, and which is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Subsidiary Total Assets” shall mean, as of any date, the total assets of all Foreign Subsidiaries of the Borrower determined in accordance with GAAP.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation or which would reasonably be likely to give rise to liability under applicable Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Hedge Bank” means any Person that is a counterparty to a Secured Hedge Agreement with the Borrower or any Subsidiary, in its capacity as such, and that either (i) is a Lender, an Agent, a Joint Lead Arranger or an Affiliate of any of the foregoing at the time it enters into such a Secured Hedge Agreement, in its capacity as a party thereto or (ii) becomes a Lender, Agent, Joint Lead Arranger or an Affiliate of a Lender, Agent, or Joint Lead Arranger after it has entered into such a Secured Hedge Agreement; provided, further, that no such Person (except an Agent) shall be considered a Hedge Bank until such time as it shall have (i) delivered written notice to the Administrative Agent that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents and (ii) with respect to any Hedge Bank that is not a Lender or an Agent, delivered to the Administrative Agent a letter agreement in a form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Swap Agreements.

“Incremental Extensions of Credit” shall have the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.21.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.21.

“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.21.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21.

“Incurrence Test” shall mean a Consolidated Leverage Ratio of no greater than 5.75 to 1.00 on a Pro Forma Basis as of the date of such incurrence.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Insignificant Domestic Subsidiary” shall mean a Domestic Subsidiary with (1) net sales that are less than 5.0% of the consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04 and (2) assets that are less than 5.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04; provided, however, that if all Domestic Subsidiaries that are individually “Insignificant Domestic Subsidiaries” have (i) aggregate net sales representing greater than 15.0% of the consolidated net sales of the

Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04 or (ii) aggregate assets representing greater than 15.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04, then, in either case, the Borrower shall designate those Insignificant Domestic Subsidiaries as Subsidiary Loan Parties that are necessary to make it so the conditions specified in clauses (i) and (ii) are no longer satisfied.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.20.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, available to all relevant Lenders), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a) the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(b) the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

(c) each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or equivalent) by Fitch, as applicable.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Permitted Investments);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issuing Bank” shall mean Barclays Bank PLC (only with respect to standby Letters of Credit) and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), and solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), Morgan Stanley Bank, N.A and Citibank, N.A. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Issuing Bank Sublimit” shall mean, (x) with respect to Barclays Bank PLC, Revolving L/C Exposure at any time not to exceed in the aggregate an amount equal to the L/C Commitment (which amount shall be reduced by each Additional Issuing Bank L/C Commitment) and (y) with respect to any other Issuing Bank party hereto from time to time, Revolving L/C Exposure at any time not to exceed in the aggregate the Relevant Currency Equivalent of an amount to be agreed (such amount, an “Additional Issuing Bank L/C Commitment”) between the Borrower and such Issuing Bank (upon notice to the Administrative Agent and all other Issuing Banks), and in any case of clause (x) or (y), such other amount to be agreed in writing between the Borrower and the applicable Issuing Bank (upon notice to the Administrative Agent and all other Issuing Banks).

“Joint Lead Arrangers” shall mean Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and Deutsche Bank AG New York Branch.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.21(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.21(a).

“Junior Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“LCA Election” shall have the meaning assigned to such term in Section 1.04.

“LCA Test Date” shall have the meaning assigned to such term in Section 1.04.

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The aggregate amount of the L/C Commitment shall initially be $50.0 million, but shall in no event exceed the aggregate amount of the Revolving Facility Commitments.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations” shall mean, as of any date, the sum of, without duplication, of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all payments or disbursements made under all Letters of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“L/C Request” shall mean a request by the Borrower in accordance with the terms of Section 2.05(b) and substantially in the form of Exhibit B-3.

“Lender” shall mean each Revolving Facility Lender, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority shall not in and of itself constitute a Lender Insolvency Event so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Government Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit (including each Existing Letter of Credit and each Alternate Currency Letters of Credit) issued pursuant to Section 2.05. Each Letter of Credit shall be construed in accordance with and governed by the laws of the State of New York.

“LIBO Rate” shall have the meaning assigned to such term in the definition “Eurocurrency Rate”.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect equivalent to that of a security interest in such securities.

“Limited Condition Acquisition” means any Permitted Business Acquisition or other Investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents (other than during a Collateral Suspension Period solely with respect to the grant of security thereunder), the Agency Fee Letter and any Note issued under Section 2.09(e), any Incremental Facility Amendment.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans, the Swingline Loans any loans in respect of Incremental Extensions of Credit and any Extended Maturity Loans.

“Local Time” shall mean New York City time.

“Managing Agent” shall mean Royal Bank of Canada, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Citibank, N.A.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $50 million.

“Maturity Date” shall mean April 15, 2021; provided that, if greater than $150.0 million of the 2020 Senior Notes remain outstanding (excluding any 2020 Senior Notes for which the 2020 Senior Notes Indenture shall have been discharged in accordance with Section 8.08 thereof) on February 1, 2020, the Maturity Date shall be February 1, 2020.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt delivered pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of the Borrower shall be disregarded.

“Net Share Settlement” shall mean any settlement received by any holder of Convertible Securities upon any surrender of its Convertible Securities for conversion consisting of Equity Interests, cash or a combination of cash and Equity Interests.

“New Security Documents” shall have the meaning assigned to such term in Section 5.12(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligation Currency” shall have the meaning assigned to such term in Section 9.21(a).

“Obligations” shall have the meaning assigned to such term in the Collateral Agreement; but in any event shall exclude all Excluded Swap Obligations.

“OFAC” shall have the meaning assigned to such term in Section 3.18(b).

“OID” shall have the meaning assigned to such term in Section 2.21.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement, performance or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.19(b))

as a result of the Administrative Agent, any Lender, Swingline Lender, or Issuing Bank having a present or former connection with the applicable taxing jurisdiction (other than any such connection arising solely from having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any activities pursuant to this Agreement or any other Loan Document).

“Outstanding Letter of Credit Amount” shall mean with respect to any Letter of Credit, at any time, the sum of (a) the maximum amount from time to time available to be drawn, determined without regard to whether any conditions to drawing could then be met, and (b) the aggregate amount of all unpaid drawings, in each case with respect to such Letter of Credit.

“Parent Company” means, with respect to a Lender, the holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(iii).

“Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Borrower or any of its Subsidiaries and another Person; provided, that any cash or Permitted Investments received must be applied in accordance with Section 6.10.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) to the extent that such acquisition was preceded by, or effected pursuant to, a hostile offer by the acquirer or an Affiliate of the acquirer, no Loan proceeds are used to consummate such acquisition and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) (A) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Incurrence Test recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); and (iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and the Subsidiaries are permitted to be engaged in under Section 6.08 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (other than during a Collateral Suspension Period) to the extent required by Section 5.10, subject to Liens permitted by Section 6.02.

“Permitted Call Spread Agreements” means (a) any contract (including, but not limited to, any convertible bond hedge or capped call transaction) pursuant to which, among other things, the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, cash in lieu of delivering shares of common stock or cash representing the termination value of such option or a combination thereof from time to time upon exercise or early termination of such option and (b) any contract pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire shares of common stock of the Borrower, the cash value of such shares or a combination thereof upon exercise of such warrants, in each case entered into by the Borrower in connection with the issuance of Convertible Securities (including, without limitation, the exercise of any over-allotment or underwriter’s option); provided that the terms, conditions and covenants of such contract are customary for contracts of such type (as determined by the Borrower in good faith).

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A- (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) Investments that are consistent with the investment policy of the Borrower, as it may be amended from time to time, that has been adopted by the board of directors of the Borrower and approved by the Administrative Agent.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower and (b) unsecured senior Indebtedness issued or incurred by the Borrower,

(i) the terms of which, in the case of each of the preceding clauses (a) and (b),

(1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation (other than, for the avoidance of doubt, obligations related to asset sale, casualty, condemnation or extraordinary receipts events, change of control, fundamental change, make-whole fundamental change or similar event risk provisions providing for mandatory repurchase or offers to repurchase customary for debt securities or Net Share Settlement provisions) prior to the date that is six months after the Maturity Date or, with respect to Indebtedness issued or incurred after any Incremental Extension of Credit, such later date that is the latest final maturity date of any Incremental Extension of Credit; and

(2) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield or Convertible Securities; and

(ii) in respect of which no Subsidiary that is not an obligor under the Loan Documents is an obligor;

provided that (x) immediately prior to and after giving effect to any incurrence of Permitted Junior Debt, no Default has occurred or is continuing or shall result therefrom and the Borrower shall be in compliance with the Incurrence Test on a Pro Forma Basis after giving effect to such incurrence, (y) in the case of any Convertible Securities issued or incurred by the Borrower that provide for Net Share Settlement, such Convertible Securities shall qualify as Permitted Junior Debt if they otherwise (without regard for the Net Share Settlement) meet the requirements set forth in clause (a) or (b) above, and (z) Customary Bridge Financings are permitted hereunder. Notwithstanding the foregoing, the Borrower’s 2020 Senior Notes, 2031 Debentures and 2035 Debentures shall constitute “Permitted Junior Debt.”

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced,

(c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; and provided, further, that with respect to a Refinancing of Permitted Junior Debt, such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i) and (ii) of the definition of “Permitted Junior Debt.”

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“pounds,” “GBP” or “£” shall mean lawful money of the United Kingdom.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Excess Proceeds” shall have the meaning assigned to such term in Section 6.10.

“Pricing Grid” shall mean:

	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans	Commitment Fee Rate
Consolidated Net Leverage Ratio greater than 1.50 to 1.0.	0.75%	1.75%	0.375%

Consolidated Net Leverage Ratio equal to or less than 1.50 to 1.0	0.50%	1.50%	0.25%

For the purposes of the Pricing Grid, changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date following the Closing Date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04 and during the period from the Closing Date through the first required delivery of such financial statements, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Basis” shall mean, as to any Person, for any events that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent four consecutive fiscal quarter period (the “Reference Period”) ended on or before the occurrence of such event for which financial statements have been delivered for the quarter or fiscal year ending on the last day of such period pursuant to Section 5.04, or if such events occur before the first day of the first four consecutive fiscal quarter period for which financial statements are required to be delivered pursuant to Section 5.04, financial statements for the Borrower and its subsidiaries generated by the Borrower that generally comply with Section 5.04:

(i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition, any acquisition permitted hereunder, any discontinued operation or any operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated),

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not used to finance any acquisition permitted hereunder) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and

(iii) the Subsidiary Redesignation, if any, then being designated as well as any other Subsidiary Redesignation after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an acquisition permitted hereunder, asset disposition, discontinued operation or operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such acquisition permitted hereunder, asset disposition or other similar transaction, as follows: (x) for purposes of determining the Applicable Margin, such adjustments shall reflect demonstrable operating expense reductions and other demonstrable operating improvements or synergies that would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; and (y) for purposes of determining compliance with the Incurrence Test and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof, are estimated on a good faith basis by the Borrower; provided, however, that the aggregate amount of any such adjustments with respect to operational changes shall not exceed $40 million in any Test Period. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements and synergies and information and calculations supporting them in reasonable detail.

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any Subsidiary prior to the Closing Date.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” means all rights of the Borrower or any of its Subsidiaries to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Subsidiary as accounts receivable.

“Receivables Documents” means (1) one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Borrower, a Subsidiary or any Receivables Subsidiary and (2) each other instrument, agreement and other document entered into by the Borrower, a Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1), in each case as amended, modified, supplemented or restated and in effect from time to time.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Loan Party (other than a Receivables Subsidiary) pursuant to which a Loan Party sells receivables to either (a) a Person that is not a Subsidiary Loan Party or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary Loan Party.

“Receivables Program Assets” means (1) all Receivables which are described as being transferred by the Borrower, a Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents, (2) all Receivables Related Assets and (3) all collections (including recoveries) and other proceeds of assets described in the foregoing clauses (1) and (2).

“Receivables Related Assets” means (1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (3) spread accounts and other similar accounts (and any amounts deposited therein) established in connection with a Receivables Facility, (4) any warranty, indemnity, dilution and other intercompany claims arising out of Receivables Documents and (5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a business permitted under Section 6.08, provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent or the Alternate Currency Equivalent, as applicable.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to any Asset Sale Proceeds or Prepayment Excess Proceeds, as applicable, 100%; provided that (a) if the Consolidated Net Leverage Ratio at the end of the most recent Test Period for which financial statements have been delivered pursuant to Section 5.04 is: (a) less than 2.00:1.00 but greater than or equal to 1.00:1.00, such percentage shall be 50%, (b) is less than 1:00:1.00 but greater than or equal to 0.50:1.00, such percentage shall be 25% or (c) is less than 0.50:1.00, such percentage shall be 0%.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders in their capacity as such.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Reversion Date” shall mean the date following a Collateral Suspension Date upon which at least two of the Borrower’s Corporate Ratings are no longer Investment Grade Ratings.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made thereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The aggregate amount of the Revolving Facility Commitments on the Closing Date is $242,500,000 and for each Revolving Facility Lender is set forth opposite such Lender’s name on Schedule 2.01.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (in the case of Alternate Currency Letters of Credit, the Dollar Equivalent of such amount) and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (in the case of Alternate Currency L/C Disbursements, the Dollar Equivalent of such amount). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Commitment” shall have the meaning assigned to such term in Section 6.10.

“Second Lien Senior Secured Debt” shall have the meaning assigned to such term in Section 6.01(s).

“Secured Cash Management Agreement” means any agreement relating to cash management services, commercial card services or any automated clearing house transfer of funds that is entered into by and between the Borrower or any Subsidiary and a Cash Management Bank which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Cash Management Agreement” hereunder.

“Secured Hedge Agreement” means any agreement in respect of any Swap Agreement specified by the Borrower and permitted under Section 6.01(c) that (a) is entered into by and between the Borrower or any Subsidiary and any Hedge Bank and (b) is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder.

“Secured Parties” shall mean (a) the Lenders (and any Affiliate of a Lender), (b) the Administrative Agent, (c) each Issuing Bank, (d) each Hedge Bank that is party to any Secured Hedge Agreement, (e) each Cash Management Bank that is party to a Secured Cash Management Agreement, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to this Agreement and, during any Collateral Reinstatement Period, any New Security Documents delivered to the Administrative Agent pursuant to Section 5.12 with respect to such Collateral Reinstatement Period, and each other document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Senior Indebtedness” means:

(1) all Indebtedness of any Loan Party outstanding under the Loan Documents and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Loan Party (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense re-imbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Closing Date or thereafter created or incurred) and all obligations of the Borrower or any Subsidiary Loan Party to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Swap Obligations (and guarantees thereof) owing to a Lender or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Swap Obligation was entered into), provided that such Swap Obligations are permitted to be incurred under the Loan Documents;

(3) any other Indebtedness of any Loan Party permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Borrower or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Loan Documents.

“Social Security Act” shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.20 hereof).

“Specified Transaction” shall have the meaning assigned to such term in Section 1.04.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a subsidiary of the Borrower or any of the Borrower’s subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean each Wholly Owned Subsidiary of the Borrower that is not (A) a Foreign Subsidiary, (B) a CFC Holdco, (C) a direct or indirect subsidiary of a Controlled Foreign Subsidiary or (D) an Insignificant Domestic Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Company” shall have the meaning provided in Section 6.05.

“Successor Person” shall have the meaning provided in Section 6.05.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that the term “Swap Agreement” shall exclude any Excluded Swap Agreement.

“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit B-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $7.5 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Barclays Bank PLC, in its capacity as a lender of Swingline Loans, and its successor(s) in such capacity, or such other Lender as the Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.04; provided that such Lender has agreed to be a Swingline Lender.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents; and (b) the payment of the Transaction Costs.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurocurrency Rate and the ABR.

“United States Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Unrestricted Subsidiary” shall mean any Subsidiary that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom and (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Subsidiary) through Investments as permitted by, and in compliance with, Section 6.04, with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.04; provided that at the time of the initial Investment by the Borrower or any Subsidiary in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (iii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in compliance with the Incurrence Test on a Pro Forma Basis, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clauses (iii) and (iv).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 2.17(f)(i)(C).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“yen” shall mean the lawful money of Japan.

SECTION 1.02. Terms Generally.

(a) The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further that any obligations relating to a lease that was accounted for by the Borrower or any of its Subsidiaries in accordance with GAAP as an operating lease as of the Closing Date and any operating lease entered into after the Closing Date by the Borrower or any of its Subsidiaries that would under GAAP as in effect on the Closing Date have been accounted for as an operating lease shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(b) Any references to the “date of this Agreement” or the “date hereof” shall refer to the Closing Date.

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the prepayment of Permitted Junior Debt, the designation of a Subsidiary as restricted or unrestricted or the repayment of Indebtedness (each of the foregoing, a “Specified Transaction”), (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom (other than a Default or Event of Default pursuant to Section 7.01(b), (c), (h) or (i)), (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein and only to the extent that the failure of such representation or warranty to be true and correct would result in a failure of a condition precedent to the obligation of the Borrower or any Restricted Subsidiary to consummate such Specified Transaction, or (iv) the satisfaction of all other conditions precedent to any other Specified Transaction, in each case, in connection with a Limited Condition Acquisition, the date of determination of such ratio, determination of whether any Default or Event of

Default has occurred, is continuing or would result therefrom (other than a Default or Event of Default pursuant to Section 7.01(b), (c), (h) or (i)), determination of compliance with any representations or warranties or satisfaction of any other condition shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available to the Administrative Agent, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 7.01(b), (c), (h) or (i) shall be continuing on the date such Limited Condition Acquisition is consummated. For the avoidance of doubt, if an LCA Election is made, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in EBITDA) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition and related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated both (i) on a Pro Forma Basis assuming such Limited Condition Acquisition and other related Specified Transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Acquisition and other related Specified Transactions have not been consummated; provided that, for purposes of any such calculation pursuant to the preceding clause (i), Consolidated Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Acquisition based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time in an aggregate principal amount that will not result in (i) such Revolving Facility Lender’s Revolving Facility Credit Exposure exceeding such Revolving Facility Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Revolving Facility Loans are made. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under the Revolving Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing by delivering a Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request in writing by a Swingline Borrowing Request by electronic transmission not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing and (iii) the location and number of the Borrower’s account to which funds comprising the requested Swingline Borrowing are to be disbursed. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General.

(i) Each Existing Letter of Credit shall continue to remain outstanding as a Letter of Credit as specified hereunder on and after the Closing Date on the same terms as applicable to it immediately prior to the Closing Date. In addition, subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars or if an Issuing Bank notifies the Borrower and the Administrative Agent that it is capable of doing so, in an Alternate Currency, for its own account or the account of a Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time and prior to the date that is five Business Days prior to the Maturity Date; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C) except as otherwise agreed by such Issuing Bank, such Letter of Credit is in an initial stated amount less than $20,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternate Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; and

(F) any Revolving Facility Lender is at such time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including reallocation of such Lender’s Revolving Facility Credit Exposure of the outstanding L/C Obligations pursuant to Section 2.24(a)(iv) or the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.24(a)(iv)) with respect to such Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a L/C Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Approved Currency, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary (provided that the Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any L/C Request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed the total L/C Commitment, (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, (iii) the Alternate Currency L/C Exposure shall not exceed the Alternate Currency L/C Sublimit and (iv) the Revolving L/C Exposure for any particular Issuing Bank shall not exceed the Issuing Bank Sublimit of such Issuing Bank. No Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) (x) the date that is five Business Days prior to the Maturity Date or (y) such later date as agreed to by the Issuing Bank and the

Administrative Agent so long as the Borrower shall immediately Cash Collateralize such Letter of Credit in an amount at least equal to 103%-105% of the aggregate amount of such Letter of Credit; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (2) of this paragraph (c)(i) unless otherwise agreed by the Issuing Bank and the Administrative Agent);

(ii) If Borrower so requests in any L/C Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and to the beneficiary thereof not later than a date in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and to be set forth therein. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that the Letter of Credit expires; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Facility Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.01 are not then satisfied; provided, further, that the Issuing Bank or Administrative Agent may require any such letter of credit to permit cancellation of such automatic renewal provision upon at least 90 days’ prior written notice.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in the Approved Currency in which the L/C Disbursement giving rise to such payment is denominated not later than 2:00 p.m., Local Time, on (i) the Business Day that the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, if such notice is received on such day prior to 12:00 noon, Local Time, or (ii) if clause (i) does not apply, the Business Day immediately following the date the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent its Revolving Facility Percentage of the Dollar Equivalent of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear; provided that, in the case of Alternate Currency Letters of Credit, payment to such Lenders shall be the Dollar Equivalent of the amount of the payment. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clause (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction in a final, non-appealable judgment to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to exercise care when refusing to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank as determined by a court of competent jurisdiction in a final, non-appealable judgment, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing by electronic transmission whether such Issuing Bank has made a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default (subject to Section 7.01), on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Barclays Bank PLC) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes. For the avoidance of doubt, following the appointment of an additional Issuing Bank pursuant to this Section 2.05(k), Barclays Bank PLC’s Issuing Bank Sublimit shall be reduced by the Additional Issuing Bank L/C Commitment of such additional Issuing Bank.

(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing (by hand delivery or electronic transmission to the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that any such reduction of Revolving Facility Commitments shall be allocated at the Borrower’s option to the Revolving Facility Lenders ratably between the Classes of Revolving Facility Commitments; provided further that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditional, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Facility Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay on the Maturity Date to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan made to the Borrower. The Borrower hereby unconditionally promises to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all of its Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Revolving Facility Loans. Prior to any repayment of any Borrowing under any Class hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Class to be repaid and shall notify the Administrative Agent by electronic transmission of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment). Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by electronic transmission of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the aggregate amount then outstanding under the Revolving Facility, subject to prior notice in accordance with Section 2.10.

(b) Not later than 10 days after receipt of Prepayment Excess Proceeds, the Borrower shall apply an amount equal to the Required Percentage of such Prepayment Excess Proceeds to repay outstanding Revolving Facility Loans and correspondingly terminate a corresponding amount of Revolving Facility Commitments, in each case ratably against all outstanding Classes of Revolving Facility Commitments.

(c) If for any reason the Revolving Facility Credit Exposure at any time exceeds the total Revolving Facility Commitments of all Revolving Facility Lenders at such time, the Borrower shall immediately prepay Revolving Facility Loans, Swingline Loans and L/C Disbursements and/or Cash Collateralize the L/C Obligations (other than the L/C Disbursements) in an aggregate amount equal to such excess.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the Commitment Fee Rate. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall not reduce the amount of the Available Unused Commitment. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit or $1,000 per annum, whichever is higher, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Agency Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) upon termination of applicable Class of the Revolving Facility Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders under the Revolving Facility that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or Issuing Bank; or

(ii) impose on any Lender or Issuing Bank or the London interbank market any Taxes (other than (x) Indemnified Taxes or Other Taxes that are covered by Section 2.17 and (y) Excluded Taxes) or other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that any Taxes shall be required by applicable law to be withheld or deducted from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from any payment by or on account of any obligation of any Loan Party under any Loan Document and any reasonable expenses arising therefrom or with respect thereto, except for any expenses that arise from the gross negligence or willful misconduct on the part of the Administrative Agent, such Lender or such Issuing Bank, as applicable, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally eligible to do so, at the time or times prescribed by applicable law and as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without (or at a reduced rate of) such withholding Tax; provided that no Lender shall have any obligation under this paragraph (e) (other than such documentation set forth in Section 2.17(f)(i), (f)(iii) and (f)(iv) below) if in the reasonable judgment of such Lender such compliance would subject such Lender to any unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required in Section 2.17(f)) expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender o the Administrative Agent pursuant to this Section 2.17(e) or Section 2.17(f).

(f) Without limiting the generality of this Section 2.17(e):

(i) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed originals of whichever of the following is applicable:

(A) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any subsequent versions thereof or successors thereto), or

(D) to the extent a Foreign Lender is not the beneficial owner, Internal Revenue Service Form W-8IMY together with the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in (A), (B) and (C) from each beneficial owner, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F on behalf of each such direct or indirect partner.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent, as applicable) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 14719b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or before the date such Lender becomes a Lender under this Agreement, two duly completed originals of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(v) Notwithstanding any other provision of Section 2.17, a Lender shall not be required to deliver any form pursuant to Section 2.17(e) or this Section 2.17(f) that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the written request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.17(g) the payment of which would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-tax position than Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h) For purposes of this Section 2.17, the term “Lender” shall include any Swingline Lender and any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or any Affiliate of the Borrower (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with applicable law. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to promptly assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent that shall consent to such proposed amendment, waiver, discharge or termination, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(B). In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Extensions of Credit. Subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, request to add term loans (the “Incremental Term Loans”) or additional revolving credit commitments (the “Incremental Revolving Commitments,” and together with the Incremental Term Loans, the “Incremental Extensions of Credit”) in a minimum principal amount of $15.0 million for all Incremental Term Loans or all Incremental Revolving Commitments consummated on the same date; provided that (x) immediately prior to and after giving effect to any Incremental Facility Amendment, no Default or Event of Default has occurred or is continuing or shall result therefrom; provided that if such Incremental Extension of Credit is being incurred to finance a Limited Condition Acquisition and an LCA Election has been made, the provisions of Section 1.04 shall apply; and (y) the Incremental Extensions of Credit shall rank pari passu in right of payment and right of security in respect of the Collateral with the then existing Facilities. In addition, (a) the Incremental Extensions of Credit shall be in an aggregate principal amount not exceeding an amount such that, after giving effect to the incurrence of such Incremental Extension of Credit (and assuming that any Incremental Revolving Commitments are fully drawn), the Consolidated Senior Secured Leverage Ratio does not exceed 4.00 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such Incremental Extension of Credit and the Consolidated Leverage Ratio does not exceed 5.75 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such Incremental Extension of Credit; provided that if such Incremental Extension of Credit is being incurred to finance a Limited Condition Acquisition and an LCA Election has been made, the provisions of Section 1.04 shall apply, (b) the Incremental Term Loans shall not have a final maturity date earlier than six months after the Revolving Facility Maturity Date, (c) the Incremental Revolving Commitments shall not have a final maturity date earlier than the Revolving Facility Maturity Date, (d) the weighted average life of the Incremental Term Loans shall be determined by the Borrower and the lenders providing such loans but shall not be shorter than that of a then-remaining weighted average life of the Revolving Facility Commitments, (e) the Incremental Revolving Commitments shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Revolving Facility Commitments, (f) the terms of any Incremental Term Loans (other than as specifically contemplated by immediately preceding clauses (b) and (d)) shall be determined by the Borrower and the Lenders providing such Incremental Term Loans and shall be reasonably acceptable to the Administrative Agent, (g) to the extent that the terms of any Incremental Revolving Commitments (other than as specifically contemplated by immediately preceding clauses (c) and (e)) differ from the Revolving Facility Commitments, such terms shall be reasonably acceptable to the Administrative Agent and each Issuing Bank, (h) if the then yield (which shall be deemed to include all upfront or similar fees or original issue discount (“OID”) payable to all Lenders providing such Incremental Revolving Commitments in the initial primary syndication thereof; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “bona fide arrangement fees, structuring fees, underwriting fees, commitment fees, ticking fees or any other fees similar to the foregoing paid to arrangers or any or all underwriting lenders (only in the case of ticking fees or commitment fees, as a result of proving binding commitments to the Borrower in respect of an Incremental Extension of Credit) for such Indebtedness or commitments in respect thereof, and customary consent fees paid generally to consenting lenders, shall be excluded) (the “Effective Yield”) with respect to any such Incremental Revolving Commitments exceeds the then applicable Effective Yield on the Revolving Facility Loans (which shall be deemed to include upfront or similar fees or original issue discount payable to all Revolving Facility Lenders in the initial primary syndication thereof) by more than 50 basis points, the Applicable Margin for the Incremental Revolving Commitments shall be automatically increased by the amount necessary so that the Effective Yield of such Incremental Term Loans is no more than 50 basis points higher than the Effective Yield for the Revolving Facility Loans and (i) all fees and expenses owing in respect of such Incremental Extensions of Credit to the Administrative Agent and the Lenders (including reasonable fees and expenses of counsel) shall have been paid. Incremental Extensions of Credit may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Incremental Extension of Credit) or by any additional bank, financial institution, or other Person that elects to extend commitments to provide Incremental Extensions of Credit so long as such additional bank, financial institution or other person is reasonably satisfactory to the Borrower and, in the case of Incremental Revolving Commitments, the Administrative Agent and the Issuing Bank (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.21, and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide a commitment in respect of the Incremental Extensions of Credit, if any, each Additional Lender, if any, and the Administrative Agent. Commitments in respect of Incremental Extensions of Credit shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” in Section 4.01 shall be deemed to refer to the Incremental Facility Closing Date); provided that if such Incremental Extension of Credit is being incurred to finance a Limited Condition Acquisition and an LCA Election has been made, the provisions of Section 1.04 shall apply. The proceeds of the Incremental Extensions of Credit shall be used for general corporate purposes including Permitted Business Acquisitions.

SECTION 2.22. Extended Loans and Commitments.

(a) The Borrower may by written notice to the Administrative Agent at any time and from time to time request that all or any portion of the Loans and Commitments of any Class (an “Existing Class”) be converted to extend the final maturity date of such Loans and Commitments (any such Loans which have been so converted, “Extended Maturity Loans” and any such Commitments which have been so converted, “Extended Maturity Commitments”) and to provide for other terms consistent with this Section 2.22; provided that there may be no more than 5 different final maturity dates in the aggregate for all Classes of Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). In order to establish any Extended Maturity Loans, the Borrower shall provide a written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Revolving Facility (an “Existing Facility”) (such request an “Extension Request”) setting forth the proposed terms of the Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, to be established which shall be substantially identical to the Loans under the Existing Facility from which such Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, are to be converted, except that:

(i) the interest margins (including applicable margin) and fees (including prepayment premiums or fees) with respect to the Extended Maturity Loans and/or Extended Maturity Commitments may be different than the interest margins and fees for the Loans and/or Commitments of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment; and

(ii) the Extension Amendment may provide for amendments to the covenants that apply solely to such Extended Maturity Loans and/or Extended Maturity Commitments; provided that such amended covenants may be no more restrictive than the covenants applicable to the then outstanding Loans and Commitments under this Agreement after giving effect to the Extension Amendment (as determined in good faith by the Borrower).

Any Extended Maturity Loans and/or Extended Maturity Commitments converted pursuant to any Extension Request shall be designated a Class of Extended Maturity Loans and/or Extended Maturity Commitments for all purposes of this Agreement; provided that any Extended Maturity Loans and/or Extended Maturity Commitments converted from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class with respect to such Existing Class.

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Facility converted into Extended Maturity Loans and/or Extended Maturity Commitments pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and/or Commitments under such Existing Class subject to such Extension Request converted into Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and/or Commitments under the Existing Facility which it has elected to request be converted into Extended Maturity Loans and/or Extended Maturity Commitments (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent); provided that for any Extension Request, the Borrower may establish a maximum amount for such Extended Maturity Loans and/or Extended Maturity Commitments (an “Extension Maximum Amount”). In the event that the aggregate amount of Loans and/or Commitments under the Existing Class subject to Extension Elections exceeds the Extension Maximum Amount, then each Lender’s amount of consented Loans and/or Commitments subject to an Extension Election shall be reduced on a pro rata basis such that the total amount of Extended Maturity Loans and/or Extended Maturity Commitments shall be the Extension Maximum Amount.

(c) Extended Maturity Loans and/or Extended Maturity Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender thereunder, which shall be consistent with the provisions set forth in paragraphs (a) and (b) above (but which shall not require the consent of any other Lender other than the Extending Lenders (including any changes contemplated by Section 9.08(d))), and which shall, in the case of Extended Maturity Commitments for Revolving Facility Loans, make appropriate modifications to this Agreement (including without limitation to the definitions of “Revolving Facility Commitment,” “Revolving Facility Credit Exposure” and “Revolving Facility Percentage,” and to Sections 2.04 and 2.05) to provide for issuance of Letters of Credit and the extension of Swingline Loans based on such Extended Maturity Commitments. Only Extending Lenders will have their Loans and/or Commitments converted into Extended Maturity Loans and/or Extended Maturity Commitments and only Extending Lenders will be entitled to any increase in pricing or fees in connection with the Extension Amendment. Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the

Extended Maturity Loans and/or Extended Maturity Commitments are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.

(d) For the avoidance of doubt, this Section 2.22 supersedes any provision in Section 2.18 to the contrary.

SECTION 2.23. [Reserved].

SECTION 2.24. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded or unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their respective Revolving Facility Commitments without giving effect to Section 2.24(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lenders the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. Subject to Section 9.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following the written request of the (i) Administrative Agent (ii) the Swingline Lender or (iii) any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and

Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto and (ii) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. The Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder, except, in the case of good standing under the preceding clauses (a) and (c), to the extent that failure to do so or have such status, could reasonably be expected to have a Material Adverse Effect , or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) (x) any provision of law, statute, rule or regulation, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any material right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02, except where any such conflict, violation, breach or default referred to in clause (i) (except for clause (i)(A)(y)) or clause (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the rights and remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Copyright Office, (c) recordation of any required Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have, individually or in the aggregate a Material Adverse Effect or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or (f) to the extent not taken or made on or prior to the Closing Date, any actions or filings necessary to release the Liens in favor of the administrative agent under the Existing Credit Agreement.

SECTION 3.05. Financial Statements.

(a) The audited consolidated balance sheet of the Borrower as at September 30, 2015, and the audited consolidated statements of income and cash flows for such fiscal year, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial position of the Borrower, as of such date and the consolidated results of operations and cash flows of the Borrower for the year then ended.

(b) The unaudited interim consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for each fiscal quarter of the Borrower ended at least 45 days prior to the Closing Date and subsequent to September 30, 2015 (and, in each case, for the comparable quarter in the previous fiscal year), present fairly in all material respects the consolidated financial condition of the Borrower (subject to normal year-end audit adjustments) as of the date of such financial statements. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (i) normal year-end adjustments and (ii) the absence of notes).

SECTION 3.06. No Material Adverse Effect. Since September 30, 2015 or, if the Borrower has delivered audited financial statements to the Administrative Agent pursuant to Section 5.04(a), the date of such audited financial statements of Borrower most recently furnished to the Administrative Agent pursuant to Section 5.04(a), there has been no event, circumstance or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties. The Borrower and each Subsidiary has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

SECTION 3.08. Subsidiaries. All issued and outstanding Equity Interests of each of the Borrower and the Subsidiary Loan Parties and each of their respective Subsidiaries are, to the extent applicable, duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than Liens expressly permitted by Section 6.02.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower or any Subsidiary or any of their respective properties or assets is in violation of or is subject to liability under (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, Environmental Law or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of the Borrower and/or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that, in the case of clause (i) or this clause (ii), entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of the Borrower or any Subsidiary is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Tax Returns.

(a) The Borrower and each Subsidiary has filed or caused to be filed all material federal, state, local and non-U.S. Tax returns required to have been filed by it on or before the date hereof that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(b) The Borrower and each Subsidiary has timely paid or caused to be timely paid all Taxes and assessments due and payable by it whether or not shown on the returns referred to in clause (a) and has made adequate provision to the extent required in accordance with GAAP for the payment of all Taxes not yet due and payable with respect to all periods or portions thereof ending on or before the Closing Date, except (i) Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required in accordance with GAAP, or (ii) Taxes which, if not paid, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c) Other than as could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Borrower and each Subsidiary, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole and taken together with the Borrower’s periodic filings with the Securities and Exchange Commission, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby prepared by or on behalf of the foregoing or their representative (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.14. Employee Benefit Plans.

(a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event has occurred during the past five years as to which the Borrower or any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv) none of the Borrower, any Subsidiary or any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.

(b) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither the Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not required to be funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.15. [Reserved].

SECTION 3.16. Security Documents.

(a) Except during a Collateral Suspension Period, the Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on the Collateral described therein and proceeds thereof. Except during a Collateral Suspension Period, in the case of the Pledged Collateral described in the Collateral Agreement and required to be delivered to the Administrative Agent, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings attached as Schedule 6 to the Perfection Certificate are filed in the offices specified on Schedule 7 of the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, or possession, in each case prior and superior in right to any other Person (except, in the case of Collateral other than such Pledged Collateral, Liens expressly permitted by Section 6.02).

(b) Except during a Collateral Suspension Period, when an intellectual property security agreement is properly filed in the United States Copyright Office with respect to registered copyrights and exclusive licenses of copyrights listed therein, the Administrative Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such registered copyrights and exclusive licenses, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a lien on registered copyrights and exclusive licenses thereof acquired by the grantors after the Closing Date).

(c) Except during a Collateral Suspension Period, any Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.17. Solvency. Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.18. Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) To the knowledge of the Loan Parties, no Loan Party and no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked Person ” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of the Loan Parties, no Loan Party, no Subsidiary of the Borrower and no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No borrowing or use of proceeds of the Loans or issuance of any Letter of Credit will violate applicable Sanctions.

SECTION 3.19. No Default. No Default or Event of Default exists or would result from the consummation of the Transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.20. Intellectual Property. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To each Loan Party’s knowledge as of the Closing Date, no claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property by such Loan Party or the ownership, validity or effectiveness of any such Intellectual Property owned by such Loan Party, nor does any Loan Party know of any valid basis for such claim, except where any such claim would not reasonably be expected to have a Material Adverse Effect. To each Loan Party’s knowledge, the use of such Intellectual Property by such Loan Party does not infringe the intellectual property rights of any Person and there is no material infringement by others of any right of such Loan Party with respect to such Intellectual Property, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21. Foreign Corrupt Practices Act. The Loan Parties, and, to the knowledge of the Loan Parties, their Affiliates, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and any other anti-corruption laws of each jurisdiction in which the Loan Parties conduct their business and to which they are lawfully subject, in each case, in all material respects. No part of the proceeds of the Loans hereunder will be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in violation of such laws.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal, as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of Wilson Sonsini Goodrich & Rosati and Holland & Knight LLP, each as special counsel for the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and

(vi) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Liens expressly permitted by Section 6.02 or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Administrative Agent shall have received the financial statements referred to in Section 3.05.

(f) [Reserved.]

(g) The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(h) The Collateral and Guarantee Requirement, other than those items specified on Schedule 5.13, shall be satisfied (or waived) as of the Closing Date.

(i) The Administrative Agent and the Lenders shall have received on or prior to five Business Days prior to the Closing Date all documentation and other information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)), required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(j) The Closing Date Refinancing shall have been consummated concurrently with the transactions contemplated by this Agreement.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, (ii) as otherwise expressly permitted under Section 6.05, or (iii) the liquidation or dissolution of Subsidiaries if any remaining assets of such Subsidiaries are distributed to the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b) Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to use commercially reasonable efforts to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be conducted in the normal course at all times (in each case except as expressly permitted by the Loan Documents).

SECTION 5.02. Insurance. Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves to the extent required in accordance with GAAP, or (ii) Taxes or claims, which, if not paid, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year of the Borrower (or such earlier date on which the Borrower is required to file a Form 10-K under the Exchange Act), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (or such earlier date on which the Borrower is required to file a Form 10-Q under the Exchange Act), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c) within five (5) Business Days of any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the calculations for the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Leverage Ratio;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any Subsidiary with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(e) within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his or her knowledge, the Budget is a reasonable estimate for the period covered thereby;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its own behalf or on behalf of any Lender in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or such consolidated financial statements, as in each case the Administrative Agent may reasonably request on its own behalf or on behalf of any Lender.

Information required to be delivered pursuant to Section 5.04(a), Section 5.01(b) or Section 5.01(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such information, or provides a link thereto on the Borrower’s website on the Internet on the investor relations page at nuance.com (or any successor page) or at http://www.sec.gov; or (ii) on which such information is posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event (or termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect to, Foreign Plans) that, together with all other ERISA Events (and any such termination, withdrawal or noncompliance with respect to Foreign Plans) that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Revolving Facility Loans and the Swingline Loans and request issuance of Letters of Credit for general corporate purposes.

SECTION 5.09. Reserved.

SECTION 5.10. Further Assurances; Mortgages.

(a) Except during a Collateral Suspension Period, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Except during a Collateral Suspension Period, if any asset (including Equity Interests) (other than Excluded Property and other than real property covered by paragraph (c) below) is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof by operation of such Security Document), promptly (and in any event within 60 days (or such later date as the Administrative Agent (acting reasonably) may consent to)) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Except during a Collateral Suspension Period, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and mortgages in such real property of the Borrower or any such Subsidiary Loan Parties, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $10.0 million pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage for real property having a value at the time of acquisition in excess of $10.0 million, the Borrower shall deliver to the Administrative Agent contemporaneously therewith a title insurance policy and a survey or an affidavit of no change in accordance with clause (h) of the Collateral and Guarantee Requirement, and the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party; provided, however that during a Collateral Suspension Period, if any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause clause (d) of the Collateral and Guarantee Requirement (with respect to the Guarantee thereunder, including, without limitation, Article II of the Collateral Agreement) to be satisfied with respect to such Subsidiary.

(e) [Reserved].

(f) (i) Furnish to the Administrative Agent promptly ((and in any event within 30 Business Days) or such later date as the Administrative Agent may reasonably agree to) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s jurisdiction of organization and/or organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.11. Fiscal Year; Accounting. Cause its fiscal year to end on September 30.

SECTION 5.12. Collateral Suspension Period.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, if a Collateral Suspension Date occurs then upon delivery to the Administrative Agent of the officer’s certificate set forth in clause (iv) of the definition of “Collateral Suspension Date”, all of the Liens granted pursuant to the Security Documents on the Collateral, shall be automatically released and terminated at such time. In connection with the foregoing, the Administrative Agent shall, within a reasonable period of time following delivery of such officer’s certificate, and at the Borrower’s sole cost and expense, (x) assign, transfer and deliver to the applicable Loan Parties, without recourse to or warranty by the Administrative Agent, such of the Collateral or any part thereof to be released as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof and (y) with respect to any other Collateral, deliver such documents and instruments (including UCC-3 termination financing statements or releases) and take such other actions, as the Borrower shall reasonably request to evidence such termination and release.

(b) Notwithstanding clause (a) above, if, after any Collateral Suspension Date, a Reversion Date occurs, the Collateral Suspension Period with respect to such Collateral Suspension Date shall automatically terminate and all Collateral and Security Documents, and all Liens granted or purported to be granted therein, released pursuant to clause (a) above shall be automatically reinstated on the same terms as of the applicable Collateral Reinstatement Date (as defined below) and the Loan Parties shall take all actions and deliver all documents (collectively, the “New Security Documents”) reasonably requested by the Administrative Agent as necessary to create and perfect the Liens of the Administrative Agent in such Collateral, in form and substance reasonably satisfactory to the Administrative Agent, within 30 days (or in the case of a Mortgage, 90 days) of such Reversion Date (or such longer period as the Administrative Agent may agree in its reasonable discretion) (the first date on which a new security agreement is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). The Administrative Agent is hereby authorized to enter into any New Security Documents in connection with any Reversion Date.

SECTION 5.13. Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 to the Disclosure Letter and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to a Swap Agreement not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 60 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to any Loan Party shall be subject to Section 6.04(b) or (t) and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party that is evidenced by a note or other instrument shall be subordinated to the Obligations;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days of its incurrence;

(h) (i) Indebtedness of a Subsidiary or a corporation merged into or consolidated with the Borrower or any Subsidiary and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement; provided that the aggregate principal amount of such Indebtedness acquired after the Closing Date and outstanding at any time under this paragraph (h), after giving effect to such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, would not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04, determined on a Pro Forma Basis; and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount outstanding at any time under this paragraph (i) after giving effect to the incurrence thereof would not exceed the greater of $150.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, determined on a Pro Forma Basis;

(j) [reserved];

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding at any time under this paragraph (k) after giving effect to the incurrence thereof, would not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;

(l) Guarantees (i) by any Loan Party of the Indebtedness of the Borrower referred to in paragraph (r) or any Permitted Refinancing Indebtedness in respect thereof, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04(b) and (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to such other Indebtedness to the same extent;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Borrower or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(n) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $25.0 million at any time outstanding, provided that if the Revolving Facility Commitments are reduced pursuant to Section 2.08, such amount shall be increased by the amount of the Revolving Facility Commitment that was reduced, up to $75.0 million;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; provided that such Indebtedness is promptly repaid with the proceeds of any drawing on such Letter of Credit;

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of $100.0 million and 10% of Foreign Subsidiary Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;

(r) Permitted Junior Debt and Permitted Refinancing Indebtedness in respect thereof;

(s) Indebtedness incurred by any Loan Party in the form of first lien notes secured on a pari passu basis with the Loans and Commitments (“First Lien Pari Passu Notes”) or second lien loans notes secured on a senior secured second lien basis (“Second Lien Senior Secured Debt”) so long as (x) (A) no Default or Event of Default shall have occurred and be continuing and (B) after giving effect to the incurrence of such First Lien Pari Passu Notes or Second Lien Senior Secured Debt the Consolidated Senior Secured Leverage Ratio does not exceed 4.00 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such incurrence, the Consolidated Leverage Ratio does not exceed 5.75 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such incurrence and (y) the trustee or other representative for such First Lien Pari Passu Notes or Second Lien Senior Secured Debt, as applicable, shall have entered into an intercreditor agreement with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent;

(t) other Indebtedness in an aggregate principal amount not to exceed $200,000,000 at any time outstanding;

(u) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above and paragraph (v) below; and

(v) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts.

For purposes of determining compliance with this Section 6.01:

(1) In the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in this Section 6.01 (other than Indebtedness outstanding pursuant to Section 6.01(b)), the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, in one of the above clauses; and

(2) It the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 6.01 (other than Indebtedness outstanding pursuant to Section 6.01(b)).

(3) Accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness.

(4) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(5) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower and each Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower or any Subsidiary existing on the Closing Date that are set forth on Schedule 6.02(a) of the Disclosure Letter or encumber property or assets that have a fair market value that does not exceed $2.5 million in the aggregate; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any other property or assets of the Borrower or any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing such Indebtedness or Permitted Refinancing Indebtedness if such Indebtedness or Permitted Refinancing Indebtedness requires a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower and the Subsidiaries shall have set aside on their books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred pursuant to Environmental Law in the ordinary course of business;

(h) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) purchase money Liens (including Liens arising in connection with Capital Lease Obligations) in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such Liens secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition or construction, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (iv) such Liens do not apply to any other property or assets of the Borrower or any Subsidiary (other than to accessions to such equipment or other property, proceeds thereof or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) [reserved];

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $50.0 million, shall be discharged within 60 days of the creation thereof;

(l) Liens disclosed by any title insurance policy delivered on or subsequent to the Closing Date and pursuant to Section 5.10, which Liens (x) are extinguished within 30 days following the delivery of such title insurance policy, (y) do not, in the good faith judgment of the Borrower, detract materially from the value of the property covered by such title insurance policy or (z) are reasonably acceptable to the Administrative Agent;

(m) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of letters of credit and bank guarantees permitted under Section 6.01(f) or (n) and any goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(q) licenses of Intellectual Property (i) granted in the ordinary course of business, (ii) which are Asset Sales permitted under Section 6.10, or which do not constitute Asset Sales under the definition thereof;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t) Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary incurred under Section 6.01(q);

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) not to exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary UCC financing statements regarding operating leases;

(y) Liens on Equity Interests in joint ventures held by the Borrower or a Subsidiary securing obligations of such joint venture;

(z) Liens on the Collateral securing First Lien Pari Passu Notes and Second Lien Senior Secured Debt; and

(aa) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof.

SECTION 6.03. [Reserved].

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in, or the acquisition of all or any substantial part of the assets of (each, an “Investment”), any other Person, except:

(a) Investments made pursuant to the Transactions;

(b) Investments consisting of:

(i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary;

(ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and

(iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary;

provided that the sum of

(A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus

(B) net intercompany loans after the Closing Date from Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus

(C) Guarantees of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii),

shall not exceed an aggregate net amount equal to (x) an amount not to exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, plus (y) any return of capital (to the extent received by the Borrower or a Subsidiary Loan Party in cash) in respect of Investments made pursuant to this paragraph (b)); plus (z) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(b)(z);

(c) Permitted Investments, or any Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 or Section 6.10;

(e) (i) loans and advances to employees or consultants of the Borrower or any Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements not entered into for speculative purposes and Permitted Call Spread Agreements;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 to the Disclosure Letter;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) since the Closing Date not to exceed (i) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, plus (ii) any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j), plus (iii) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test (on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(j)(iii);

(k) Investments, including Investments in Subsidiaries, constituting or in contemplation of Permitted Business Acquisitions;

(l) Guarantees permitted by Section 6.01(l);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(n) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash or other property is (or will be or is committed to be) actually advanced by the Borrower or such Subsidiary to any Person in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or such Subsidiary in the ordinary course of business;

(q) Investments made using Equity Interests of the Borrower;

(r) Investments made in any Foreign Subsidiary in the ordinary course of business and in a manner reasonably consistent with past practice of the Borrower;

(s) Other Investments, including Investments in Unrestricted Subsidiaries and Investments in joint ventures, not to exceed $250.0 million at any time; and

(t) Investments in connection with transactions relating to tax planning strategies of the Borrower and its Subsidiaries; provided that all such transactions are between or among Subsidiaries, the Borrower and any trustee, transfer agent or escrow agent relating to such tax planning strategies, or any combination of the foregoing parties.

SECTION 6.05. Merger, Consolidation or Sale of All or Substantially All Assets. The Borrower will not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(a) the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under all Loan Documents in form reasonably satisfactory to the Administrative Agent;

(c) immediately after such transaction, no Default or Event of Default exists;

(d) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(i) the Fixed Charge Coverage Ratio of the Successor Company, the Borrower and its Subsidiaries would be at least 2.00 to 1.00, or

(ii) the Fixed Charge Coverage Ratio for the Successor Company, the Borrower and its Subsidiaries would be greater than or equal to such ratio for the Borrower and its Subsidiaries immediately prior to such transaction; and

(e) each Subsidiary Loan Party, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have confirmed that its Guarantee and grant of security (other than during a Collateral Suspension Period) shall apply to such Person’s obligations under the Loan Documents pursuant to instruments or documents reasonably satisfactory to the Administrative Agent.

The Successor Company will succeed to, and be substituted for the Borrower, as the case may be, under the Loan Documents, as applicable. Upon such substitution, except in the case of a sale, conveyance transfer or disposition of less than all of its assets, the Borrower will be released from its obligations under the Loan Documents, if applicable. Notwithstanding the foregoing clauses (c) and (d),

(a) any Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and

(b) the Borrower may merge with an Affiliate of the Borrower, as the case may be, solely for the purpose of reincorporating the Borrower in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and its Subsidiaries is not increased thereby.

Subject to the provisions of Section 9.18, no Subsidiary Loan Party will, and the Borrower will not permit any Subsidiary Loan Party to, consolidate or merge with or into or wind up into (whether or not the Borrower or such Subsidiary Loan Party is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(a) (i) such Subsidiary Loan Party is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Loan Party, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Loan Party or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than such Subsidiary Loan Party or the Borrower, expressly assumes all the obligations of such Subsidiary Loan Party under the Loan Documents and shall have confirmed that its Guarantee and grant of security (other than during a Collateral Suspension Period) pursuant to the Loan Documents shall apply to such Person’s obligations under the Loan Documents pursuant to instruments or documents reasonably satisfactory to the Administrative Agent; and

(iii) immediately after such transaction, no Default or Event of Default exists; or

(b) the transaction is a disposition to a Person that is not the Borrower or a Subsidiary and is made in compliance with Section 6.10 or does not constitute an Asset Sale and is otherwise permitted under this Agreement.

Subject to the provisions of Section 9.18, the Successor Person will succeed to, and be substituted for, such Loan Party under the applicable Loan Documents. Notwithstanding the foregoing and without the need to comply herewith, any Subsidiary Loan Party may (i) merge into or transfer all or part of its properties and assets to another Loan Party, (ii) merge with an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Subsidiary Loan Party in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and its Subsidiaries is not increased thereby, or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of such Loan Party.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) any Subsidiary may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b) the Borrower may purchase or redeem the Equity Interests of the Borrower (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any Subsidiary or by any Plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (b) shall not exceed in any fiscal year (x) $10.0 million plus (y) the amount of net proceeds received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements plus (z) the net proceeds of any key-man life insurance policies received during such calendar year, which amounts, if not used in any year, may be carried forward to any subsequent calendar year;

(c) the repurchase of company granted stock awards or options necessary to satisfy obligations attributable to tax withholding in respect of such awards or options, provided that the aggregate amount of such repurchases under this paragraph (c) shall not exceed in any fiscal year $100.0 million;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(e) the Borrower and each of the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (i) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such payment or repurchase for which financial statements are required to be delivered pursuant to Section 5.04 (less any amount utilized under clause (x) of the last proviso to Section 6.09(b)), plus (ii) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test (on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(ii); and

(f) the Borrower and each of the Restricted Subsidiaries may declare and make Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Stock) of such Person.

SECTION 6.07. Transactions with Affiliates

(a) Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate

(each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) the Borrower delivers to the Administrative Agent (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30,000,000, a board resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an officer’s certificate certifying that such Affiliate Transaction complies with clause (1) above and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, in addition to such resolution and officer’s certificate, a favorable written opinion from an Independent Financial Advisor as to the fairness of the transaction to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s-length basis;

(b) The provisions in Section 6.07(a) will not apply to the following:

(i) transactions between or among the Borrower or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by the provisions of Section 6.06 and Investments permitted by the provisions of Section 6.04;

(iii) the payment of reasonable and customary fees paid to, the reimbursement of expenses of, and indemnities (include director and officer liability insurance) provided for the benefit of, former, current or future officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(iv) transactions in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s-length basis;

(v) any agreement or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(vi) the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (vi) to the extent that the terms of any such existing agreement together with all amendments thereto are not otherwise disadvantageous to the Lenders when taken as a whole;

(vii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(viii) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any director, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Borrower or any of its Subsidiaries;

(ix) sales of Receivables Related Assets, or participations or interests therein, or other transactions in connection with any Receivables Facility;

(x) payments or loans (or cancellation of loans) to directors, employees or consultants of the Borrower or any of its Subsidiaries and employment agreements, stock option plans and other similar arrangements with such directors, employees or consultants which, in each case, are approved by the Borrower in good faith;

(xi) transactions with joint ventures for the purchase or sale of goods or equipment or the provision of services entered into in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xii) payments, grants or awards pursuant to, any employee, officer or director compensation plan, employment agreement, benefit plan or arrangement, collective bargaining agreement, stock plan or other similar arrangement (including vacation, health, disability, insurance, deferred compensation, retirement, savings, severance, change of control payments and incentive arrangements or similar plans) entered into in the ordinary course of business; and

(xiii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors and consultants.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Prepayments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of the Borrower or any Subsidiary.

(b) Make, or agree or offer to pay or make, directly or indirectly, in each case prior to the date that is one year (or, in the case of the 2031 Debentures, eighteen (18) months) earlier than the stated maturity of such Indebtedness (including for this purpose, any scheduled date upon which the holder of such Indebtedness can require the Borrower to repay or repurchase such Indebtedness), any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, or any payment or other distribution (whether in cash, securities (other than through the issuance of additional Equity Interests that are not Disqualified Stock of the Person making such payment) or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof (each, a “Junior Debt Payment”), except for:

(i) Junior Debt Payments consisting of Refinancings permitted by Section 6.01(r);

(ii) any Net Share Settlement in respect of Convertible Securities constituting Permitted Junior Debt in an amount not to exceed the outstanding principal amount of the Convertible Securities acquired upon the conversion for which such Net Share Settlement is paid; provided that, after giving effect to such Net Share Settlement, the aggregate amount of (x) the Borrower’s total unrestricted cash (calculated in a manner consistent with the consolidated balance sheet of the Borrower required to be furnished to the Administrative Agent pursuant to Section 5.04) plus (y) the difference between the Revolving Facility Commitment and the Revolving Facility Credit Exposure, shall not be less than $100.0 million as of the date of such Net Share Settlement;

(iii) any repurchase or redemption at the option of the holders of 2020 Notes, the 2031 Debentures or 2035 Debentures pursuant to the terms of 2020 Notes, the 2031 Debentures or 2035 Debentures, as applicable;

(iv) payments of regularly scheduled interest;

(v) Junior Debt Payments made with the proceeds from the issuance, sale or exchange by the Borrower of its Equity Interests other than Disqualified Stock, so long as such proceeds are not included in any determination of the Available Basket Amount;

(vi) so long as (A) before and after giving effect to such repurchase, redemption, acquisition, cancellation or termination, no Default or Event of Default shall have occurred or be continuing and (B) the aggregate principal amount of such repurchases, redemptions, acquisitions, cancellations and terminations shall not exceed an aggregate amount since the Closing Date equal to (x) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such payment or repurchase for which financial statements are required to be delivered pursuant to Section 5.04 (less any amount utilized under clause (i) of Section 6.06(e)), plus (y) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test (on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.09(b)(vi); and

(vii) Junior Debt Payments not to exceed $250.0 million in the aggregate since the Closing Date.

(c) Permit any Subsidiary to enter into, or suffer to exist or become effective, any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of any Subsidiary or (ii) the granting of Liens pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date or any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(K) customary net worth provisions contained in real property leases entered into by Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations; and

(L) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

SECTION 6.10. Asset Sales. Consummate an Asset Sale, unless:

(a) the Borrower or any Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower as of the time of contractually agreeing to such Asset Sale); and

(b) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Permitted Investments; provided that the amount of:

(i) any liabilities (as reflected on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower or such Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing,

(ii) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(iii) any Designated Non-cash Consideration received by the Borrower or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 10.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Asset Sale Proceeds of any Asset Sale, the Borrower or such Subsidiary, at its option, may apply the Required Percentage of such Asset Sale Proceeds from such Asset Sale,

(a) to permanently reduce:

(i) Obligations under the Loan Documents, and to correspondingly reduce commitments with respect thereto;

(ii) Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Loan Documents, and to correspondingly reduce commitments with respect thereto;

(iii) Indebtedness of a Subsidiary that is not a Loan Party, other than Indebtedness owed to the Borrower or another Subsidiary; or

(iv) to the extent permitted pursuant to Section 6.09(b), Obligations under Permitted Junior Debt;

(b) to make (i) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in the Borrower or another of its Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Subsidiary, (ii) capital expenditures or (iii) acquisitions of other assets, in each of the preceding clauses (i), (ii) and (iii), engaged in or used or useful in, as applicable, a business permitted under Section 6.08,

(c) to make an investment in (i) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in the Borrower or another of its Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Subsidiary, (ii) properties or (iii) acquisitions of other assets that, in each of the preceding clauses (i), (ii) and (iii), replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(d) any combination of clauses (a), (b) and (c) above;

provided that, in the case of clauses (b) and (c) above, a binding commitment shall be treated as a permitted application of the Asset Sale Proceeds from the date of such commitment so long as the Borrower or such Subsidiary enters into such commitment with the good faith expectation that such Asset Sale Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Asset Sale Proceeds are applied in connection therewith, the Borrower or such Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Asset Sale Proceeds are applied, then such Asset Sale Proceeds shall constitute Excess Proceeds.

Any Asset Sale Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, all such Excess Proceeds shall be deemed to be “Prepayment Excess Proceeds.”

SECTION 6.11. Financial Covenant. At any time that there is any outstanding Revolving Facility Credit Exposure (excluding up to $25,000,000 of issued and undrawn Letters of Credit), the Borrower shall not permit the Consolidated Senior Secured Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date), to exceed 4.00 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (excluding, in the case of clauses (A) and (B), events or conditions related to repayments, repurchases, redemption or similar payments in accordance with the terms of a debt instrument where such repayments, repurchases, redemptions or similar payments would be permitted under Section 6.09) or (ii) the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is promptly repaid in full following the consummation of such sale or transfer;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $50 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC or a plan administrator shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) a termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect, to Foreign Plans shall have occurred; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) except during a Collateral Suspension Period, any security interest purported to be created by any Security Document and/or assets that are a substantial portion of the assets of the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in such assets, (iii) the Guarantees pursuant to the Collateral Agreement by any Subsidiary Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrower or the Guarantees pursuant to the Security Documents by the Borrower or any Subsidiary Loan Party shall be invalidated or otherwise cease, or shall be asserted in writing by the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or 5% of total revenues of the Borrower and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h), (i) or (l) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Article VIII for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.05, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Each Issuing Bank shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions, and (b) as additionally provided herein with respect to each Issuing Bank.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.03. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for, or have any duty to ascertain or inquire into, any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. Without limiting the generality of the foregoing, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (ii) the value or the sufficiency of any Collateral.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, electronic transmission, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected and not liable in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. The Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender or Issuing Bank. Each Lender and Issuing Bank represents to the Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and Issuing Bank also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements described in the immediately preceding sentence, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

SECTION 8.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

SECTION 8.10. Managing Agent . The Managing Agent shall not have any duties or responsibilities hereunder in its capacity as such. Without limiting any other provision of this Article, the Managing Agent in its capacity as such shall not have or be deemed to have any fiduciary relationship with any Lender (including any Swingline Lender or any Issuing Bank) or any other Person by reason of this Agreement or any other Loan Document.

SECTION 8.11. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, all L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.05.

SECTION 8.12. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding Tax applicable to such payment. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent, within 10 days after demand therefor, for any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction in the rate of, withholding Tax ineffective, or because of a Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.12. The agreements in this Section 8.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations. For purposes of this Section 8.12, the term “Lender” shall include any Swingline Lender and any Issuing Bank.

SECTION 8.13. Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 8.13 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic transmission, as follows:

(i) if to any Loan Party, to Chief Financial Officer, 1 Wayside Road, Burlington, MA 01803, with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, Attention of Andrew J. Hirsch (Email: AHirsch@wsgr.com);

(ii) if to the Administrative Agent, to Barclays Bank PLC, 745 Seventh Avenue New York, NY 10019, Attention: Siyana Custis (Telecopy No. (302) 286-2323; Email: siyana.custis@barclays.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, Attention of Brian Kelleher (Email: BKelleher@cahill.com); and

(iii) if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.16, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h), or (i) has occurred and is continuing, any other Person; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Revolving Facility, the amount of the Revolving Facility Commitments or Revolving Facility Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2.5 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) in the case of Revolving Facility Loans, the Assignee shall be a bank or an Approved Fund that is managed by a bank;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the stated interest on and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(vi) No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vii) No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(viii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to the foregoing provisions of this paragraph (c)(i) and to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of those Sections as if it were a Lender, it being understood that the documentation required under Section 2.17(e) or Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. Subject to the foregoing provisions of this paragraph (c)(i), to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in a Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) [reserved]

(h) If the Borrower wishes to replace the Loans or Commitments under the Revolving Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under the Revolving Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under the Revolving Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under the Revolving Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under the Revolving Facility shall automatically be deemed to have assigned the Loans or Commitments under the Revolving Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, including the reasonable and documented fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, and, if reasonably necessary (as determined by the Administrative Agent in consultation with the Borrower), one single regulatory counsel and one local counsel in each relevant jurisdiction for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents (or any amendments, modifications or waivers of the provisions hereof) and by the Administrative Agent or the Joint Lead Arrangers in connection with the syndication of the Commitments or Loans or the administration of this Agreement and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks and the Lenders, including, without limitation, the fees, charges and disbursements of one firm of counsel for the Administrative Agent and the Joint Lead Arrangers, the Issuing Banks and the Lenders, taken as a whole, in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section, or any other Loan Document or in connection with the Loans made hereunder or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and if reasonably necessary, one single regulatory counsel and one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Person and, if necessary, one local counsel in each relevant jurisdiction.

(b) The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender, the affiliates of each of the foregoing and each of their respective directors, trustees, officers, employees, representatives, advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, its affiliates or a third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnitee, (y) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely by reason of a material breach by such Indemnitee, or (z) arose from any claim, litigation, investigation or other proceeding (other than a claim, litigation, investigation or other proceeding against the Agent, any Joint Lead Arranger, any Issuing Bank, any Swingline Lender or any Person acting in a similar capacity, in each case, acting pursuant to the Loan Documents or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnitees that does not arise from any act or omission by the Borrower or any of its Affiliates; provided, further, that the Administrative Agent, the Issuing Banks, the Swingline Lender and the Joint Lead Arrangers to the extent fulfilling their respective roles as an agent or arranger under the Revolving Facility and in their capacities as such, shall remain indemnified in respect of such claim, litigation, investigation or other proceeding, to the extent that none of the exceptions set forth in clauses (x) or (y) of the immediately preceding proviso apply to such person at such time. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrower or any Subsidiary, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if (x) settled with such consent or if there shall be a final judgment for the plaintiff or (y) if the Borrower shall have been offered an opportunity to assume the defense of such matter and shall have declined to do so, the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement or judgment, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other Person or entity for any consequential, special, indirect or punitive damages, which may be alleged as a result of the Revolving Facility or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c) This Section 9.05 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, liabilities, or expenses arising from any non-Tax claim.

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Facility Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the Revolving Facility Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Facility Lenders’ Revolving Facility Credit Exposure (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or any such Swingline Lender in connection with such capacity.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.21 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitment of any Lender),

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) of this Agreement or Section 5.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender; provided, however, that no consent of any Lender shall be required for a release of Collateral pursuant to Section 5.12,

(vii) effect any waiver, amendment or modification of any Loan Document that would alter the relative priorities of the rights of the Secured Parties in the Collateral, or

(viii) amend or modify the definition of “Issuing Bank Sublimit” without the prior written consent of each Issuing Bank;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, each Issuing Bank and the Agent agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties and shall not reveal the same other than (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) solely to the extent requested by any Governmental Authority (in which case the Agents and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or regulatory (or self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Borrower promptly thereof prior to disclosure); (c) solely to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Agents and the Lenders agree (except with respect to any subpoena issued by bank accountants or regulatory (or self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Borrower promptly thereof prior to disclosure) (including to any pledgee referred to in Section 9.04(d)); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16 (or as may otherwise be reasonably acceptable to the Borrower), counterparty to a Swap Agreement, eligible assignee of or Participant in, or any prospective eligible assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); (g) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 9.16 or similar obligation of confidentiality or (ii) becomes available to the Agent, any Joint Lead Arranger, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof, and which source is not known by the Agent, such Joint Lead Arranger or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any of its respective Affiliates; and (h) to any Governmental Authority or examiner regulating any Lender (in which case the Agent, the Joint Lead Arrangers and the Lenders agree (except with respect to any audit or examination conducted by bank accountants or regulatory (or self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Borrower promptly thereof prior to disclosure). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent, the Joint Lead Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

SECTION 9.17. Direct Website Communications.

(a) Delivery. (i) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. Information required to be delivered pursuant to this Agreement (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at www.nuance.com (to the extent such information has been posted or is available as described in such notice). In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.17 shall prejudice the right of the Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.18. Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or assets of any Loan Party to a Person that is not (and is not required to become) a Loan Party, or designates a Subsidiary an Unrestricted Subsidiary, in a transaction not prohibited by this Agreement, the Lien on such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence the release of any Liens created by any Loan Document in respect of such Equity Interests or assets or the Equity Interests and assets of an Unrestricted Subsidiary, and, in the case of the designation of an Unrestricted Subsidiary or a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by this Agreement and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents during a Collateral Suspension Period. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, transferred or disposed of in accordance with this Agreement.

Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped in a manner reasonably satisfactory to the applicable Issuing Bank, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as are reasonably requested by the Borrower and at the Borrower’s expense as shall be required to release (and the Lenders hereby authorize the Administrative Agent to release) its security interest in all Collateral (granted to the Administrative Agent pursuant to the Loan Documents), and to release all obligations under any Loan Document (other than contingent indemnification obligations and other contingent obligations and obligations that survive termination of the Loan Documents pursuant to the terms thereof), whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent indemnification obligations and other contingent obligations. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

SECTION 9.19. USA Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent to identify each Loan Party in accordance with the Act.

SECTION 9.20. Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of the stated amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when any such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

SECTION 9.21. Judgment Currency.

(a) Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 9.21, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.22. Keepwell. Each Subsidiary Loan Party that is a Qualified ECP Guarantor at the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 9.22 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.22 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 9.22 to constitute, and this Section 9.22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.24. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Agent, the Joint Lead Arrangers, the Managing Agent, any Issuing Bank, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Agent, the Joint Lead Arrangers, the Managing Agent, any Issuing Bank, the Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Banks, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Banks, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Banks, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Bank, the Swingline Lender and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Joint Lead Arrangers, the Managing Agent, the Issuing Bank, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Daniel D. Tempesta
Name:	Daniel D. Tempesta
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as an Issuing Bank and a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Sheldon Pinto
Name:	Sheldon Pinto
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Johnetta Bush
Name:	Johnetta Bush
Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A,
as an Issuing Bank and a Lender

By:	/s/ James Cahow
Name:	James Cahow
Title:	Director and Vice President

[Signature Page to Credit Agreement]